Exhibit (k)(2)

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-C
DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

WHEREAS, NorthStar Real Estate Capital Income Fund-C (the “Trust”) engages in business as a non-diversified closed-end management investment company that is registered under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, the Trust has engaged ALPS Distributors, Inc. (the “Distributor”) as distributor for the public offering of the Trust's Shares (as defined below);

WHEREAS, the Trust and the Distributor have entered into a Distribution Agreement pursuant to which the Trust has engaged the Distributor in such capacity during the continuous offering of shares of the Trust; and

WHEREAS, the Trust wishes to adopt this Distribution and Shareholder Servicing Plan (the “Plan”) of the Trust with respect to the common shares of beneficial interest of the Trust, par value $0.001 per share (the “Shares”).

NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of the Plan, on the following terms and conditions:

1.	Beginning the first month after the close of the offering, as described in the Trust’s registration statement on Form N-2 (File Nos. 333-[ ] and 811-[ ]), the Trust shall pay to the Distributor, as the distributor of the Shares, a distribution and servicing fee at the aggregate annual rate set forth on Appendix A (the “Distribution and Servicing Fee”), provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall accrue daily and be paid monthly in arrears or at such intervals as the Trust’s board of trustees (the "Board") shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority, Inc. Payments made under this Plan may be made without regard to expenses actually incurred by the Distributor. Payments made under this plan must be in consideration of services rendered on behalf of the Shares.

2.	The amount set forth on Appendix A of this Plan may be used by the Distributor to pay securities dealers and intermediaries (which may include NorthStar Securities, LLC) and other financial institutions and organizations for servicing shareholder accounts, including a continuing fee which may accrue immediately after the sale of Shares. To the extent not used for servicing shareholder accounts, the Distribution Fee may be paid for the Distributor’s services as distributor of the Shares in connection with any activities or expenses primarily intended to result in the sale of Shares, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers and intermediaries (which may include NorthStar Securities, LLC) and other financial institutions and organizations to obtain various marketing, sale and distribution related services for the Trust. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred.

3.	This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.	After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act, this Plan shall take effect at the time specified by the Board. The Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5.	The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6.	This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities on not more than 30 days’ written notice to any other party to the Plan, and any agreement related to the Plan shall provide that it may be terminated at any time without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities on not more than 60 days’ written notice to any other party to the agreement related to the Plan.

7.	This Plan may not be amended to increase materially the Distribution and Servicing Fee unless such amendment is approved by a vote of the majority of the outstanding voting securities, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.	While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9.	Any agreement related to the Plan shall provide that it will terminate automatically in the event of its assignment.

10.	The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11.	In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

12.	These terms and conditions shall be governed by the laws of the State of Delaware.

Dated: [●] 2017

Appendix A

Distribution and Servicing Fee
An annualized rate of 1.0 % of the net asset value per Share beginning the first month after the close of the offering, excluding Shares issued through the distribution reinvestment plan subject to an 8% cap

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